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                                                                      Exhibit 14

                         ALPHA TECHNOLOGIES GROUP, INC.

                                 CODE OF ETHICS

                   FOR SENIOR EXECUTIVE AND FINANCIAL OFFICERS

I.       PURPOSE OF THIS CODE OF ETHICS

The purpose of this Code of Ethics is to promote the honest and ethical conduct by the Company's senior executives, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; to promote full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with or submits to the SEC and in other public communication made by the Company; and to promote compliance with all applicable rules and regulations that apply to the Company and its officers.

II.      GENERAL

         APPLICATION

         This Code of Ethics is applicable to the Company's chief executive officer, president and chief operating officer, chief financial officer, and Vice President - Administration (together the "Senior Executive and Financial Officers").

         COMPLIANCE

         We expect each of our Senior Executive and Financial Officers to act in accordance with the highest standard of honest and ethical conduct at all times in all aspects of his or her activities, to comply with all applicable laws, rules and regulations, and to abide by this Code of Ethics and other policies and procedures adopted by the Company to govern the conduct of its employees.

         Each employee will be held accountable for his adherence to this Code of Ethics. Compliance with this Code is a condition to the employment of any person covered and any violations of the Code may result in disciplinary action, up to and including termination of employment.

         WAIVERS

         There shall be no waiver of any provision of this Code of Ethics, except by a vote of the Board of Directors which will ascertain whether a waiver is appropriate and ensure that the waiver is accompanied by appropriate controls designed to protect the Company.

         In the event that any waiver is granted, the waiver will be disclosed in accordance with applicable law.

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III.     CONFLICTS OF INTEREST

A conflict of interest occurs when your private interests interfere in any way, or appear to interfere, with the interests of the Company as a whole. A conflict of interest can arise when you take action or you or a member of your family have interests that may make it difficult for you to perform your duties to the Company objectively and effectively. Set forth below are certain obvious situations that can result in a conflict of interest and should obviously be avoided but is not exhaustive of situations that can result in a conflict of interest. We rely on you to use sound judgment, to seek advice when appropriate and to adhere to the highest ethical standards. You should always be aware that the activities and financial interests of your spouse, significant other, children, parents or in-laws may give rise to potential conflicts of interest or the appearance of a conflict of interest. If you have any doubts as to whether or not a relationship or conduct would be considered a conflict of interest, please consult Steve Chupik, Vice President of Administration.

         IMPROPER PERSONAL BENEFIT

         Conflicts of interest arise when you or a member of your family receives improper personal benefits as a result of your position in the Company. You may not accept any benefits from the Company that have not been duly authorized and approved pursuant to Company policy and procedure, including any Company loans or guarantees of your personal obligations.

         OWNERSHIP OR FINANCIAL INTERESTS IN OTHER BUSINESSES

         You owe the Company your undivided loyalty. You should avoid having an ownership interest in any other enterprise if that interest compromises or appears to interfere with your ability to exercise independent judgment in the Company's best interest. For example, neither you nor any member of your family may have a financial interest in a company that competes with the Company or that does business with the Company (such as a supplier or customer). This provision does not apply to investments of under 1% of the outstanding equity securities of a public company as long as the amount of the investment is not so significant that it would affect your business judgment on behalf of the Company.

         CORPORATE OPPORTUNITIES

         You owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises. You may not take for yourself a corporate opportunity that is discovered in the course of your employment or through the use of corporate property, information, or position.

         EMPLOYMENT WITH A COMPETITOR

         Serving as a director of or being employed in any way by a competitor of the Company is strictly prohibited, as is any activity that is intended to or that you should reasonably expect to advance a competitor's interests at the expense of the Company's interests.

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         EMPLOYMENT WITH A SUPPLIER OR OTHERS

         You may not be a supplier to or be employed by, or serve as a director of or represent a supplier to or customer of the Company and you may not accept money or benefits of any kind from a third party as compensation or payment for any advice or service that you may provide to a customer, supplier or anyone else in connection with its business with the Company.

IV.      OTHER

         CONFIDENTIALITY

         You should maintain the confidentiality of information entrusted to you by the Company or its suppliers or customers, except when disclosure is authorized or legally mandated. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or its customers or suppliers, if disclosed.

         FAIR DEALING

         You should endeavor to deal fairly with the Company's customers, suppliers, competitors and employees. You should not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentations of material facts, or any other unfair-dealing practice.

         PROTECTION AND PROPER USE OF COMPANY ASSETS

         You should protect the Company's assets and ensure their efficient use. Misappropriation of corporate assets is a breach of your duty to the Company and may be an act of fraud. Carelessness and waste of corporate assets is a breach of your duty to the Company. All Company assets should be used for legitimate business purposes.

         "INSIDE" INFORMATION AND SECURITIES TRADING

         Insider trading is both unethical and illegal. You shall comply in all respects with the terms of the Company's policy with respect to Insider Trading set forth in the Insider Trading Policies.

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V.       ACCURATE PERIODIC REPORTS AND OTHER PUBLIC COMMUNICATIONS

As you are aware, full, fair, accurate, timely and understandable disclosure in our periodic reports filed with the SEC and in our public communications is required by SEC rules. We expect you to exercise the highest standard of care in preparing such reports and communication. We have established the following guidelines in order to ensure the quality of our periodic reports.

- All Company accounting records, as well as reports produced from those records, must be kept and presented in accordance with applicable laws.

- All records must fairly and accurately reflect the transactions or occurrences to which they relate.

- All records must fairly and accurately reflect in reasonable detail the Company's assets, liabilities, revenues and expenses.

- The Company's accounting records must not contain any false or intentionally misleading entries.

- No transaction may be intentionally misclassified as to accounts, departments or accounting periods or in any other manner.

- All transactions must be supported by accurate documentation in reasonable detail and recorded in the proper account and in the proper accounting period.

- No information may be concealed from the internal auditors or the independent auditors.

- Compliance with Generally Accepted Accounting Principles and the Company's system of internal accounting controls is required at all times.

VI. COMPLIANCE WITH LAWS AND THE CODE OF ETHICS; REPORTING ILLEGAL OR UNETHICAL ACTS

You are expected to comply with both the letter and spirit of all applicable governmental rules and regulations and this Code of Ethics, and to report any suspected violations of applicable governmental rules and regulations or this Code of Ethics to the Chairman of the Audit Committee. No one will be subject to retaliation because of a good faith report of a suspected violation.

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                               ACKNOWLEDGMENT FORM

I ACKNOWLEDGE THAT I HAVE RECEIVED AND READ THE CODE OF ETHICS FOR SENIOR EXECUTIVE AND FINANCIAL OFFICERS, AND I UNDERSTAND MY OBLIGA,TIONS TO COMPLY WITH THE CODE OF ETHICS. I AGREE TO COMPLY FULLY WITH THE STANDARDS CONTAINED IN THE CODE OF ETHICS AND THE COMPANY'S RELATED POLICIES AND PROCEDURES. I UNDERSTAND THAT I HAVE AN OBLIGA,TION TO REPORT TO THE CHAIRMAN OF THE AUDIT COMMITTEE ANY SUSPECTED VIOLATIONS OF THE CODE OF ETHICS.

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